                          INDEPENDENT AUDITORS' CONSENT






The Board of Directors
Center Bancorp, Inc.:



We consent to the incorporation by reference in the Registration Statement No. 33-72176 on Form S-8 and Registration Statement No. 33-72178 of Form S-3 of Center Bancorp, Inc. of our report dated January 28 2000, relating to the consolidated statements of condition of Center Bancorp, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 Annual Report on Form 10-K of Center Bancorp, Inc.







                                            KPMG LLP







Short Hills, New Jersey
March 30 , 2000